Exhibit 99.1

FOR IMMEDIATE RELEASE

ABERDENE COMMENCES NEW Y0RK CANYON DRILL PROGRAM

Las Vegas, Nevada, November 9, 2004 Aberdene Mines Limited (OTCBB: ABRM) is pleased to announce that it has commenced drilling on the Longshot Ridge Oxide Deposit on the Company's New York Canyon property located in Mineral County, Nevada. The initial exploration program by the Company will focus on the Longshot Ridge deposit which currently has a base resource estimate of 17.7 million tons at a grade of 0.57% copper. Diamond drilling will be completed on targets to delineate and expand the copper oxide reserves, along with metallurgical testing to determine the optimum recovery parameters. The Longshot Ridge deposit has excellent potential for near-term production by open pit mining, and SX-EW processing.

The Company is currently drilling the first drill hole of its exploration program, hole #04-1 and is currently at a depth of 110 feet. The Company expects the drill hole to terminate at a depth of 350 feet. According to the Company's on-site consulting geologist, Jay Santos, the drilling immediately encountered bands of mineralized copper oxides. Core recovery is generally 100% and the first samples are scheduled to be sent for assay testing by the middle of next week. The Company will continue to release information as it is made available.

About New York Canyon

Aberdene Mines Ltd.'s strategic land position is located in the New York Canyon area, Mineral County, Nevada. The Company has, under option from Nevada Sunrise LLC, the rights to explore both the unpatented and patented mineral claims representing approximately 4,890 acres comprising the New York Canyon Copper Project. The project is regionally located south of the old mining district of Santa Fe in the southeastern part of Mineral County, Nevada. The deposit is located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne. Additionally, the property is about 5 miles SSE of the Santa Fe Gold Mine, a former heap leach mine operated by Homestake Mining Co.

Modern exploration activity in the area initially concentrated on the discovery of porphyry copper deposits and significant copper resources were established. In the 1970's, Amax Inc. and later Conoco Inc. both conducted significant exploration programs, which included the completion of 24 drill holes totaling 20,226 feet. These included 15 holes, which were drilled to test the Long Shot Ridge occurrence from which a mineral resource estimate of 13.2 million tons grading 0.55% copper was identified by Conoco Inc.

In 1991-92, the property and a 15% net smelter royalty were purchased by Kookaburra Gold Corp (Kookaburra). In 1992-93, Kookaburra drilled a total of 10 core holes (2,432 ft.), and 29 reverse circulation (5,327 ft.) in-fill holes drilled to verify Conoco's resource estimate for the Longshot Ridge deposit. These efforts were directed at developing a SX-EW (Solvent Extraction-Electro Winning) copper oxide operation. Acid soluble copper assays were performed and indicated in excess of 80% of the copper mineralization is potentially extractable by acid leaching.

The Longshot Ridge deposit is predominantly a copper oxide deposit, amenable to open pit mining and SX-EW extraction. In November 1993, as a result of Kookaburra's drilling, an independent consultant's report estimated the Longshot Ridge resource at 17.7 million tons at 0.57% copper. This would represent 201.8 million pounds of Gross In-Situ copper, and at a copper price of US $1.25/lb, this would have a gross value of US $252.3 million. Other untested prospects on the property may host further economic copper reserves. It is noted, by prior data, that the area has the potential to host several tens of millions of tons of lower grade copper ore (0.3 to 0.6% copper).

Aberdene Mines believes that through this current exploration program the current resource estimate on the Longshot Ridge deposit can be significantly enlarged. Additionally, due to improved economics and current market conditions for the price of copper, the Longshot Ridge deposit and the New York Canyon copper project represent a significant near-term production asset for the Company.

On behalf of the Board of Directors

ABERDENE MINES LTD.

Brent Jardine, President

For more information contact:	Aberdene Mines Ltd.
Investor Relations	101 Convention Centre Drive - Suite 700
Kirin Capital Corp.	Las Vegas, Nevada 89109
info@kirincapital.com	T: (702) 939-5389
1-866-843-8911	F: (702 221-0904

Disclaimer: This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to close the acquisition of mineral exploration properties and other factors which may cause the actual results, performance or achievements of th e Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.